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Freeport-McMoRan Copper & Gold Inc. Announces
Election of Stephen H. Siegele to its Board of Directors

NEW ORLEANS, LA, August 1, 2006 - Freeport-McMoRan Copper & Gold Inc. (FCX) announced today that Stephen H. Siegele has been elected to its Board of Directors.

Mr. Siegele, age 46, has spent 22 years in various engineering and senior management roles within the semiconductor and microelectronics industries. Mr. Siegele was the founder and Chief Executive of Advanced Delivery & Chemical Systems, Inc. (ADCS), a worldwide leader in advanced chemicals and delivery hardware serving markets in Asia, Europe and the U.S. In 1997, ADCS merged with Advanced Technology Materials, Inc. where Mr. Siegele became a divisional president and Vice Chairman of the Board of Directors until his retirement in 2000. He then founded Fluorine On Call, Ltd., a private company that designs and manufactures high purity fluorine generators to continue his innovative efforts to develop and apply advanced technology solutions. Mr. Siegele is a 1984 graduate of the University of Wisconsin - Madison with a Bachelor of Science degree in Chemical Engineering and an inventor on numerous U.S. patents.

“We are pleased to welcome Stephen Siegele to our Board of Directors and look forward to his guidance and counsel” said James R. Moffett, Chairman of the Board of FCX. “Stephen’s business and technology background will be an asset to our Board of Directors.”

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

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